Exhibit 99.1

Pernix Therapeutics Inc. Reports First Quarter 2015 Financial Results

MORRISTOWN, NJ – May 1, 2015 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, today announced financial results for the first quarter ended March 31, 2015.

Highlights of and subsequent to the quarter:

●
Acquired the Zohydro ER franchise from Zogenix, Inc. for $80.9 million in upfront cash, approximately 1.7 million shares of Pernix common stock, and potential regulatory and commercial milestone payments;

●
Raised $130 million of gross proceeds through a private offering of 4.25% Convertible Senior Notes due 2021, funding the cash portion of the Zohydro® ER franchise acquisition  and strengthening the Company’s balance sheet;

●
Pernix’s supplemental New Drug Application for Treximet® (sumatriptan / naproxen sodium) for use in adolescent patients, age 12 – 17, for the acute treatment of migraine with or without aura, was accepted for filing with priority review; FDA action is expected by May 14, 2015; and,

●	Treximet® was granted pediatric exclusivity by the FDA, which will extend U.S. market exclusivity associated with the Orange Book listing for Treximet’s patents by an additional six months.

“We are pleased to have recently closed the Zohydro ER acquisition, which represents an outstanding opportunity for growth, both organically and through life cycle management, and an important strategic fit for our focus on CNS disorders,” said Doug Drysdale, Chairman, President and Chief Executive Officer.

“While up 78% year over year, our first quarter revenues fell short of Q4 2014 levels largely due to softness in Treximet sales resulting from timing-related challenges, which were partially offset by Silenor growth.  We are encouraged that Treximet has responded positively to the release of single dose samples in late March and we feel confident in our ability to positively direct the trajectory of the Treximet business.”

“Our sales force efforts continue to drive Silenor growth, as demonstrated by the 66% increase in total prescriptions and 79% increase in new prescriptions in the first quarter of 2015 over the prior year quarter. With samples now in hand, we look forward to replicating this success with Treximet as well as Zohydro ER with BeadTek, which we expect to launch next week.”

“The fundamentals of our business are strong.  Each of our three strategically promoted brands address large market opportunities and have significant growth potential.  Coupled with the ongoing advancement of multiple R&D projects intended to build value within our portfolio, and multiple opportunities for additional synergistic acquisitions, we are well positioned to deliver long-term shareholder value.”

Financial Results

For the first quarter of 2015, net revenues were $33.9 million, an increase of $14.8 million or 78% as compared to $19.1 million for the first quarter of 2014.  A summary of net revenues is outlined below (in millions):

	Three Months Ended March 31,		Increase
	2015	2014	(Decrease)
Product sales, net
Treximet	$21.0	$-	$21.0
Silenor	5.0	1.8	3.2
Other products	7.6	15.7	(8.1)
Manufacturing revenue	-	0.9	(0.9)
Co-promotion and other revenue	0.3	0.7	(0.4)
Net revenues	$33.9	$19.1	$14.8

The year over year comparison benefits from a more focused selling and marketing strategy for Silenor that included a price increase that was implemented during the second half of 2014, and the addition of Treximet, which we began selling in September 2014.  These increases were offset by the discontinuation of certain less profitable products, primarily generics, and certain OTC monograph seasonal cough and cold products; the termination of certain contracts pursuant to which we marketed and distributed products for others; and the increase of certain deductions such as managed care rebates on certain brand products.

We recorded no manufacturing revenue during the first quarter of 2015 compared with $871,000 during the same period in 2014, due to the sale of our manufacturing subsidiary in April 2014.

Gross profit margin as a percentage of net revenues was 67.3% during the three months ended March 31, 2015, compared to 47.7% for the three months ended March 31, 2014. The increase was primarily due to a change in product mix to include the Treximet product line. Cost of product sales will increase in correlation to growing sales of Treximet and Silenor, which will result in higher royalty expense as well as costs of goods sold.

Selling, general and administrative (SG&A) expenses in the first quarter of 2015 increased to $21.0 million, compared to $13.6 million for the first quarter of 2014, driven primarily by higher marketing costs related to Silenor and Treximet, and increases in personnel, legal settlement, and training costs. These increases were partially offset by savings of $1.7 million related to the sale of our manufacturing facility in April 2014. Bad debt expense, consulting and insurance costs also decreased in the 2015 quarter.

Research and Development expenses were essentially flat during the first quarter of 2015. Treximet related R&D expense increased by $481,000, while R&D expenses related to other projects decreased by $456,000.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) was $4.6 million for the first quarter of 2015 and a loss of $2.0 million for the first quarter of 2014. See the table at the end of this press release for a reconciliation of net income to Adjusted EBITDA.

Depreciation and amortization expense was $18.4 million for the first quarter of 2015, compared to $2.2 million for the first quarter of 2014.  The increase was primarily a result of $16.4 million of amortization related to the acquisition of Treximet developed technologies, partially offset by a decrease in depreciation expense of $81,000, primarily due to the sale of PML and its related fixed assets in April 2014.

Interest expense for the three months ended March 31, 2015 was $9.4 million compared to $1.4 million for the first quarter of 2014. The increase was primarily driven by interest related to our $220.0 million Treximet Notes, issued in August 2014 and $65.0 million February 2014 Convertible Notes, issued in February 2014, of $6.6 million and $1.3 million, respectively.

The Company recognized an income tax benefit of $4.6 million for the first quarter of 2015, compared to an income tax benefit of $5.9 million in the first quarter of 2014.

The net loss for the first quarter of 2015 was $23.7 million, or $0.62 per basic and diluted share, compared to net loss of $9.5 million, or $0.26 per basic and diluted share, for the first quarter of 2014. Weighted average common shares outstanding were 38.5 million and 37.3 million per basic and diluted shares for the first quarter of 2015 and 2014, respectively.  On a non-GAAP basis, 1Q 2015 adjusted net loss was $4.0 million versus an adjusted net loss of $1.8 million last year.

Liquidity

As of March 31, 2015, the Company had $18.9 million of cash and approximately $10.7 million available under its revolving line of credit, subject to borrowing base capacity. Total debt at the end of the quarter was $295.7 million, including $14.5 million of current debt and $281.1 million of long term debt.

On April 22, 2015, Pernix completed a private offering of $130 million of 4.25% Convertible Senior Notes due 2021 to qualified institutional buyers.  The Company used $80.9 million of the proceeds to finance the cash consideration portion of Zohydro® ER franchise; approximately $8.3 million to pay fees and expenses related to the acquisition and the offering, and up to $2.2 million to pay the consent fee related to the previously announced consent solicitation of its 12.00% senior secured notes due 2020.  The remaining $38.6 million will be used for working capital and other general corporate purposes.

On a pro- forma basis, Pernix had cash and cash equivalents of $57.5 million and $360.7 million of debt as of March 31, 2015. For the balance of the year, Pernix anticipates cash interest expense for its 12% Senior Secured Notes due 2020 and its 4.25% Senior Convertible Notes due 2021 will be approximately $16 million.

Guidance

Consistent with the Company’s regular practice, its guidance does not account for one-time charges, legal settlements and other non-cash items.  With the revised expectations for Treximet, and with important investments in the Zohydro ER franchise, the Company estimates 2015 revenue will be in the range of $220-$240 million.  Estimated Adjusted EBITDA will be in the range of $45 to $55 million.

Conference Call
As previously announced, Pernix will hold a conference call to discuss results of the first quarter of 2015 as follows:

Date:	Friday, May 1, 2015
Time:	8:30 A.M. EDT
Live webcast:	http://www.pernixtx.com/investors/webcasts-presentations/
Toll free:	(877) 312-8783
International:	(408) 940-3874

The webcast of the call will be archived for 30 days via the Investors section of the Company’s website (click here)

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and pain management, and has an interest in expanding into additional specialty segments.

To learn more about Pernix Therapeutics, visit www.pernixtx.com

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.

Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc.Inc.

BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact
Investor Relations
Lisa Wilson, (212) 452-2793
In-Site Communications
lwilson@insitecony.com

Media Relations

Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com

(tables follow)

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,929	$34,855
Accounts receivable, net	44,841	44,127
Inventory, net	12,741	11,362
Prepaid expenses and other current assets	9,802	10,346
Note receivable, net of unamortized discount of $80 and $127, respectively	4,770	4,723
Prepaid income taxes	9,175	7,911
Deferred income tax assets – current	16,792	15,933
Total current assets	117,050	129,257
Property and equipment, net	1,668	1,514
Other assets:
Goodwill	44,900	44,900
Intangible assets, net	282,125	300,489
Other long-term assets	10,359	11,253
Total assets	$456,102	$487,413
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$25,748	$27,569
Accrued allowances	51,737	52,604
Interest payable	4,812	10,159
Debt – current	10,659	7,345
Senior secured notes – Treximet – current	3,884	-
Total current liabilities	96,840	97,677
Long-term liabilities:
Other liabilities	9,307	11,755
Senior convertible notes – long-term	65,000	65,000
Senior secured notes – Treximet – long-term	216,116	220,000
Deferred income taxes	7,017	9,389
Total liabilities	394,280	403,821

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 90,000 shares authorized, 41,439 and 40,805 issued and 38,872 and 38,341 outstanding at March 31, 2015 and December 31, 2014, respectively	389	383
Treasury stock, at cost, 2,566 and 2,464 shares held at March 31, 2015 and December 31, 2014, respectively	(5,540)	(5,431)
Additional paid-in capital	131,135	129,128
Retained deficit	(64,162)	(40,488)
Total stockholders’ equity	61,822	83,592
Total liabilities and stockholders’ equity	$456,102	$487,413

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2015	2014

Net revenues	$33,889	$19,052
Costs and operating expenses:
Cost of product sales	11,076	9,956
Selling, general and administrative expense	20,986	13,623
Research and development expense	994	969
Loss on sale of PML (including impairment charge)	─	6,457
Depreciation and amortization expense	18,433	2,191
Restructuring costs	1,305	─

Total costs and operating expenses	52,794	33,196

Loss from operations	(18,905)	(14,144)

Other income (expense):
Interest income	56	92
Interest expense	(9,398)	(1,356)
Total other income (expense), net	(9,342)	(1,264)

Loss before income taxes	(28,247)	(15,408)
Income tax benefit	(4,573)	(5,866)
Net loss	$(23,674)	$(9,542)

Net loss per share, basic	$(0.62)	$(0.26)

Net loss per share, diluted	$(0.62)	$(0.26)

Weighted-average common shares, basic	38,453	37,271

Weighted-average common shares, diluted	38,453	37,271

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three months ended
	March 31,
	2015	2014
Cash flows used in operating activities:
Net loss	$(23,674)	$(9,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	69	150
Amortization of intangibles and interest accretion of contingent consideration	18,364	2,041
Amortization of deferred financing costs	793	313
Interest accretion of notes receivable	(48)	(86)
Deferred income tax benefit	(3,231)	(6,421)
Stock compensation expense	1,871	1,779
Expense for stock options issued in exchange for services	-	119
Loss on sale of PML (including impairment)	-	6,457
Changes in operating assets and liabilities (net of effect of acquisitions and dispositions):
Accounts receivable	(714)	(6,203)
Income taxes	(1,264)	189
Inventory	(1,379)	1,836
Prepaid expenses and other assets	645	417
Accounts payable and accrued expenses	(3,647)	1,774
Accrued allowances	(867)	4,718
Interest payable	(5,347)	478
Other liabilities	(615)	(4,137)
Net cash used in operating activities	(19,044)	(6,118)

Cash flows used in investing activities:
Purchase of equipment	(223)	(115)
Net cash used in investing activities	(223)	(115)

Cash flows provided by financing activities:
Proceeds from issuance of the February 2014 Convertible Notes	-	65,000
Net payments on revolving credit facility	3,313	(11,812)
Payments on financing costs	-	(6,201)
Payments on mortgages and capital leases	(7)	(34)
Proceeds from issuance of common stock, net of tax	152	294
Stock issuance costs	(8)	-
Tax benefit on stock-based awards	-	(131)
Payment of employee income tax liability with surrender of employee restricted
stock	(109)	(679)
Net cash provided by financing activities	3,341	46,437

Net increase (decrease) in cash and cash equivalents	(15,926)	40,204
Cash and cash equivalents, beginning of period	34,855	15,647
Cash and cash equivalents, end of period	$18,929	$55,851

Supplemental disclosure:
Cash paid for income taxes	$67	$497
Interest paid during the period	$13,896	$448
Non-cash transactions
Acquisition of license – contract payable	$-	$2,500

Supplemental Financial Information

The following table presents a reconciliation of Pernix’s net loss to adjusted EBITDA. The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix’s operating performance and comparing the Company’s results with those of other companies. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC.
GAAP Net Loss to Adjusted EBITDA Reconciliation Table
(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2015		2014
GAAP net loss	$(23,674)		$(9,542)
Adjustments:
Interest expense, net	9,342		1,264
Depreciation and amortization	18,433		2,191
Income tax benefit	(4,573)		(5,866)
EBITDA	(472)		(11,953)
Net revenue adjustments	303	(1)	─ (1)
Cost of product sales adjustments	97	(2)	1,622 (2)
Selling, general and administrative adjustments	3,358	(3)	1,922 (3)
Loss on sale of PML (including impairment charge)	─		6,457
Restructuring costs	1,305	(4)	─ (4)
Adjusted EBITDA	$4,591		$(1,953)

Basic adjusted EBITDA per common share	$0.12		$(0.05)
Diluted adjusted EBITDA per common share	$0.08		$(0.05)

Weighted average number common shares outstanding	38,453		37,271
Weighted average number common shares outstanding
assuming dilution	59,129	(5)	37,271

(1) To exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303 and $0 for the three months ended March 31, 2015 and 2014, respectively.
(2) To exclude amortization of inventory step-up of $97 and $1,622, for the three months ended March 31, 2015 and 2014, respectively.
(3)     To exclude deal costs of $742 and $2; stock compensation expense of $1,215 and $1,779; ParaPro stock compensation expense of $0 and $119; severance expense of $0 and $22 and litigation settlement expenses of $1,401 and $0, for the three months ended March 31, 2015 and 2014, respectively.

(4)     To exclude the accrued cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.  Stock compensation related to the modification and acceleration of vesting of equity and awards of $656 and $0, and severance expense of $649 and $0 for the three months ended March 31, 2015 and 2014, respectively.

(5) Includes the dilutive effect of the February 2014 Convertible Notes, warrant and stock awards of 18,056 shares, 522 shares and 2,098 shares, respectively.

PERNIX THERAPEUTICS HOLDINGS, INC.
GAAP Net Loss to Adjusted Net Income Reconciliation Table
(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2015		2014
GAAP net loss	$(23,674)		$(9,542)
Adjustments:
Net revenues adjustments	303	(1)	-	(1)
Cost of product sales adjustments	97	(2)	1,622	(2)
Selling, general and administrative adjustments	3,358	(3)	1,922	(3)
Loss on sale of PML (including impairment charge)	-		6,457
Restructuring costs	1,305	(4)	-
Depreciation and amortization	18,364	(5)	2,041	(5)
Interest expense, net	793	(6)	313	(6)
Income tax expense (benefit)	(4,594	)(7)	(4,563	)(7)
Adjusted net income/(loss)	(4,048)		$(1,750)

	$(0.11)		$(0.05)
Basic adjusted net income/(loss) per common share	$(0.11)		$(0.05)
Diluted adjusted net income/(loss) per common share

Weighted average number common shares outstanding	38,453		37,271
Weighted average number common shares outstanding
assuming dilution	38,453		37,271

(1) To exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303 and $0 for the three months ended March 31, 2015 and 2014, respectively.
(2) To exclude amortization of inventory step-up of $97 and $1,622, for the three months ended March 31, 2015 and 2014, respectively.
(3)     To exclude deal costs of $742 and $2; stock compensation expense of $1,215 and $1,779; ParaPro stock compensation expense of $0 and $119; severance expense of $0 and $22 and litigation settlement expenses of $1,401 and $0, for the three months ended March 31, 2015 and 2014, respectively.

(4)     To exclude the accrued cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.  Stock compensation related to the modification and acceleration of vesting of equity and awards of $656 and $0, and severance expense of $649 and $0 for the three months ended March 31, 2015 and 2014, respectively.

(5) To exclude amortization expense for the three months ended March 31, 2015 and 2014, respectively.
(6) To exclude the recognition of deferred financing costs during the three months ended March 31, 2015 and 2014.
(7) To exclude the aggregate income tax impact of the adjustments utilized to calculate adjusted net income / (loss).

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